EXHIBIT 23.6

PRIVATE & CONFIDENTIAL
To:	Charm Communications Inc. 26th Floor, Tower A, Oriental Media Center, 4 Guanghua Road, Chaoyang District, Beijing 100026, People’s Republic of China Tel: (86) 10-6581 1111 Fax: (86) 10-6583 0100
With a copy to:
CREDIT SUISSE (HONGKONG) LIMITED
45/F Two Exchange Square
8 Connaught Place
Central, Hong Kong
Tel: (852) 2101 6000
Re: Consent to References to CTR Market Research’s Report on China’s television advertising market
Madam/Sirs:
In connection with your proposed initial public offering in the U.S. (the Proposed IPO), we hereby consent to references to our name and to the CTR Market Research’s Report on China’s television advertising market (“2009-2014 2009 ”) in your Registration Statement on Form F-1 and any other documents in connection with the Proposed IPO.

Yours faithfully, For and on behalf of CTR Market Research
/s/ Tian Tao
Name:	Tian Tao
Title:	Vice President
2010.3.28